UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 24, 2009

CSG SYSTEMS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27512	47-0783182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9555 Maroon Circle, Englewood, CO	80112
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (303) 200-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

CSG Systems International, Inc. (“CSG”) currently generates a significant portion of its revenues from DISH Network Corporation (“DISH”) under a one year amendment to a multi-year processing agreement (the “Current Agreement”). For the third quarter of 2009, CSG generated approximately eighteen percent (18%) of its total revenues from DISH.

On November 24, 2009, CSG entered into a multi-year, non-exclusive Master Subscriber Management Agreement (the “New Agreement”) with DISH. The key terms of the New Agreement are summarized as follows:

•	The expected scope of the products and services to be utilized by DISH under the New Agreement is consistent with those that CSG has provided under the Current Agreement.

•

The New Agreement is effective January 1, 2010, and extends CSG’s contractual relationship with DISH through December 31, 2012 for processing and related services, and through December 31, 2014 for print and mail services. The Current Agreement with DISH for all services expires on December 31, 2009.

•	A summary of the fees to be generated under the New Agreement are as follows:

•

Consistent with the structure of the Current Agreement, the fees for processing and related services to be generated under the New Agreement will be based on a fixed monthly amount and subject to an annual price escalator. The fixed nature of the monthly fees results in guaranteed minimum fees for processing and related services through the three-year term of this portion of the New Agreement.

•

Consistent with the structure of the Current Agreement, the fees for print and mail services to be generated under the New Agreement will be based on the number of statements produced and the usage of ancillary print services, with the per unit fees subject to an annual price escalator. There are annual guaranteed minimum fees for the print and mail services through the five-year term of this portion of the New Agreement.

These pricing terms and related guaranteed minimum fees under the New Agreement provide CSG with visibility into the revenues expected to be generated from DISH over the next three (3) years at annual levels relatively consistent with those generated under the Current Agreement in 2009.

•

In line with the structure of the Current Agreement, the New Agreement contains certain rights and obligations of both parties, with the key points summarized as follows: (i) CSG has non-exclusive rights to provide the services covered to DISH; however, CSG has guaranteed minimum fees (as discussed directly above) regardless of the amount of services provided; (ii) the termination of the New Agreement under certain conditions; (iii) various service level commitments; and (iv) remedies and limitation on liabilities associated with specified breaches of contractual obligations.

•

The New Agreement also provides an option to extend the processing and related services portion of the New Agreement for an additional three years through December 31, 2015, effectively making it a six-year term if this option is exercised. The exercise of this option would also extend the print and mail services portion of the New Agreement through December 31, 2015.

As an incentive for DISH to exercise this option, CSG would begin invoicing DISH for processing and related services on a per-customer-account basis (rather than based on a fixed monthly amount as discussed above), and would provide DISH with volume-based tiered pricing, subject to annual price escalators. In conjunction with exercising this extension option, DISH would be required to migrate to CSG’s ACP platform. In return, CSG would receive exclusivity for processing and print and mail services for DISH’s direct satellite broadcast customer accounts through December 31, 2015. The expected annual fees CSG would generate under the New Agreement if this option were to be exercised would decrease when compared to the annual fees expected to be generated under the current three-year term ending December 31, 2012; however, the overall total fees expected to be generated under the New Agreement would increase as a result of the extended term of the agreement through December 15, 2015.

A copy of the New Agreement, with confidential information redacted, will be filed as an exhibit to CSG’s Form 10-K for the year ended December 31, 2009.

Item 7.01 Regulation FD Disclosure.

The following information is furnished pursuant to Item 7.01 (Regulation FD Disclosure). This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On November 30, 2009, CSG issued a press release announcing that it had entered into a new agreement with DISH. A copy of such press release is attached to this Form 8-K as Exhibit 99.1 and is incorporated into this section by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit

99.1	Press release of CSG Systems International, Inc. dated November 30, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 30, 2009

CSG SYSTEMS INTERNATIONAL, INC.

By:	/s/ RANDY WIESE
Randy Wiese,
Chief Financial Officer and
Principal Accounting Officer

CSG Systems International, Inc.

Form 8-K

Exhibit Index

99.1	Press release of CSG Systems International, Inc. dated November 30, 2009

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